EXHIBIT 4(ix)

                               EIGHTH AMENDMENT TO
                           CREDIT AGREEMENT AND WAIVER

             This Eighth Amendment to Credit Agreement dated as of March 9, 1998 among Badger Paper Mills, Inc. ("Badger"), PlasTechs, Inc. ("PlasTechs") (collectively, Badger and PlasTechs are hereinafter sometimes referred to as "Borrowers" and individually each is sometimes referred to as a "Borrower') and Harris Trust and Savings Bank, as sole Lender and as Agent.

                              W I T N E S S E T H :

             WHEREAS, the Borrowers and the Lenders have heretofore executed and delivered that certain Credit Agreement dated as of June 30, 1993 (as amended through the Seventh Amendment thereto, the "Credit Agreement"); and

             WHEREAS, the Borrowers have requested that the Lenders make certain amendments to the Credit Agreement;

             NOW, THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree that the Credit Agreement shall be and hereby is amended as follows:

             1. Section 7.7 of the Credit Agreement is hereby amended in its entirety to read as follows:

             Section 7.7. Consolidated Tangible Net Worth. Badger will, as of the last day of each fiscal month of Badger ending during each of the periods specified below maintain Consolidated Tangible Net Worth at not less than:

                                                 CONSOLIDATED TANGIBLE
                                                 NET WORTH SHALL NOT
        FROM AND INCLUDING    TO AND INCLUDING        BE LESS THAN

        March 1, 1998         June 29, 1998            $16,100,000
        June 30, 1998         December 30, 1998        $16,500,000
        December 31, 1998     Thereafter               $17,000,000

             2. Section 7.13 of the Credit Agreement is hereby amended in its entirety to read as follows:

             Section 7.13. Capital Expenditures. Badger will not, nor will it permit any Subsidiary to, expend or become obligated for Capital Expenditures in an aggregate amount in excess of the following:

                  Fiscal Year 1998              $3,100,000
                  Fiscal Year 1999              $2,500,000

             3. Section 10 of the Credit Agreement is hereby amended by amending the definition of "Consolidated Current Assets" and "Consolidated Current Liabilities" in its entirety to read as follows:

             "Consolidated Current Assets" and "Consolidated Current Liabilities" means such assets and liabilities of Badger and its Consolidated Subsidiaries (on a consolidated basis after eliminating all offsetting debits and credits among Badger and all of its Consolidated Subsidiaries) as shall be determined, in accordance with generally accepted accounting principles, to constitute current assets and current liabilities, respectively; provided that the principal amount of the Loans shall not be deemed to be a current liability.

             4. Upon the effectiveness of this Amendment, the aggregate Commitments of the Lenders shall be reduced to $12,000,000.

             5. Badger has indicated that for the periods ending December 31, 1997, January 31, 1998 and February 28, 1998 it was not in compliance with Section 7.7 of the Credit Agreement. The Bank hereby waives such non-compliances by the Borrowers with Section 7.7 of the Credit Agreement for each such period.

             6.   Each Borrower represents and warrants to the Lenders that
   (a) each of the representations and warranties set forth in Section 5 of the Credit Agreement are true and correct on and as of the date of this Amendment as if made on and as of the date of this Amendment and as if each reference therein to the Credit Agreement referred to the Credit Agreement, as amended hereby; (b) no Event of Default has occurred or is continuing; and (c) without limiting the effect of the foregoing, each Borrower's execution, delivery and performance of this Amendment have been duly authorized, and this Amendment has been executed and delivered by a duly authorized officer of each Borrower.

             Each Borrower has heretofore executed and delivered to the Agent certain security agreements and mortgages and each Borrower hereby agrees that notwithstanding the execution and delivery of this Amendment, such security agreements and mortgages shall be and remain in full force and effect and that any rights and remedies of the Agent thereunder, obligations of such Borrower thereunder and any liens and security interests created or provided for thereunder shall be and remain in full force and effect and shall not be affected, impaired or discharged thereby. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Collateral Document as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.

             The effectiveness of this Eighth Amendment is subject to the satisfaction of all of the following conditions precedent: (a) the Borrowers and the Lenders shall have executed this Eighth Amendment, (b) the Lenders shall have received copies executed or certified (as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery hereof and the other instruments and documents contemplated hereby, (c) all legal matters incident to the execution and delivery hereof and of the instruments and documents contemplated hereby shall be satisfactory to the Lenders and its counsel, and (d) the receipt by the Agent of a non-refundable amendment fee of $50,000.

             This Amendment maybe executed in any number of counterparts and by different parties hereto on separate counterpart signature pages, each of which when so executed shall be an original but all of which shall constitute one and the same instrument. Except as specifically amended, modified and waived hereby, all of the terms and conditions of the Credit Agreement in any document shall be deemed to be references to the Credit Agreement, as amended hereby. All capitalized terms used herein without definition shall have the same meaning herein as they have in the Credit Agreement.

             This Amendment shall be construed and governed by and in accordance with the internal laws of the State of Illinois.

             Dated as of the date first above written.


                                 BADGER PAPER MILLS, INC.


                                 By  /s/ Miles L. Kresl
                                 Its Vice President-Administration, Treasurer
                                     & Corporate Secretary


                                 PLASTECHS, INC.


                                 By  /s/ Miles L. Kresl
                                 Its Secretary & Treasurer


                                 HARRIS TRUST AND SAVINGS BANK, in its
                                 individual capacity as a Lender and as Agent


                                 By  /s/
                                 Its Vice President